EXHIBIT 99.1

INTEGRITY BANCSHARES, INC. REPORTS 2nd QUARTER EARNINGS

Alpharetta, GA — Integrity Bancshares, Inc. (OTCBB: ITYC) today announced earnings results for the quarter ended June 30, 2004.

Net income for the 2nd quarter was $864,100, or $0.25 per diluted share. Year-to-date net income through the 2nd quarter was $1,750,800, or $0.54 per diluted share. This is an increase of 47% and 40% over last year’s quarterly and year-to-date net income of $588,100 and $1,253,000, respectively.

Total assets as of June 30, 2004 were $350,593,000, an increase of 57% over the amount as of the same period last year of $223,902,400. Year-to-date return on average assets and average equity was 1.15% and 14.16%, respectively, compared to 1.34% and 15.01% for the same period last year.

The earnings growth is primarily due to an increase in earning assets, which generated additional net interest income for the quarter and year-to-date of $1,400,700 and $2,698,000 over the same periods last year. The company continues to maintain a well-capitalized position for regulatory purposes.

Integrity Bancshares, Inc. is the holding company for Integrity Bank, located in Alpharetta, Georgia. The bank began operations on November 1, 2000 in its Main Office located at 11140 State Bridge Road. A second branch was opened at 900 Woodstock Road in Roswell, Georgia in July, 2003. A third branch opened at 1650 Cumberland Parkway in Smyrna, Georgia in June, 2004.

Morgan Keegan & Company, Inc. serves as the principal market maker of the common stock of the Company. Mr. Leonard H. Seawell, Senior Vice President of Morgan Keegan, is the principal contact at Morgan Keegan (404-240-6751).